Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

CIBER REPORTS THIRD QUARTER 2013 RESULTS

GREENWOOD VILLAGE, Colo., October 29, 2013— Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the third quarter of 2013.

Highlights From Continuing Operations for the Third Quarter 2013 Include:

•                  Revenue of $215.1 million, a 2% increase, flat in constant currency

•                  Operating income of $0.5 million, before $14.0 million charge associated with previously announced restructuring program, representing an operating income margin of 0.2%

•                  Net loss from continuing operations of $13.5 million, or net income from continuing operations of $1.4 million before restructuring charges and CFO transition costs, or $0.02 per share

•                  Operating cash flow from continuing operations of $12.7 million

President and Chief Executive Officer Dave Peterschmidt said, “Third quarter results reflected a continuation of the trends we discussed in the second quarter.  We made steady progress on the shift in our business mix to more ISV and Managed Services projects.  As a result, we believe in our ability to grow the business in a consistent and profitable way going forward.”

Mike Lehman, Chief Financial Officer, commented, “I am confident that there are numerous opportunities to improve our overall business model.  I believe the operational disciplines and processes within North America are quite solid.  The focus is now squarely on investing in and maintaining our core ADM business.  On the international front, there are multiple opportunities for margin expansion.  As part of the restructuring and transformation, I am encouraged by the adoption of best practices and a renewed focus on utilization and use of global delivery resources.  All transitions take time, but I am encouraged by the energy and focus I see here.”

Market Highlights in the Third Quarter Include:

•                  A world leader in automobile and equipment rental selected Ciber to implement Infor’s M3 equipment service management and rental software worldwide.  Ciber will assist with replacing the company’s existing equipment rental management systems with a comprehensive solution for managing assets, projects, rentals and sales.

•                  One of the largest municipal electric utilities in the U.S. selected Ciber to implement SuccessFactors, an, SAP-owned, cloud-based solution for talent management. The engagement will support strategic human resources and safety for this supplier of electricity to more than one million customers.

•                  One of the world’s largest online retailers of books and media extended its contract with Ciber for support of SAP software and the organization’s business warehouse. The engagement will be staffed with employees from Ciber’s SAP Center of Excellence in Germany.

•                  A world-renowned resort operator expanded its managed services contracts with Ciber. In addition to an ongoing business analysis managed services engagement, Ciber now is providing managed services for program and project management. The multi-million dollar contracts are scheduled to run for three years.

Third-Quarter Financial Results from Continuing Operations

Revenue of $215.1 million increased 2%, or flat in constant currency, compared with last year’s third quarter.  Sequentially from the second quarter of 2013, revenue was down 2% in U.S. dollars, and down 3% in constant currency.

Gross margin for the third quarter was 25.1%, compared with 25.3% in last year’s third quarter and 25.4% in the second quarter of 2013.

Selling, general and administrative expenses (SG&A) in the third quarter were $53.5 million.  Excluding CFO transition costs, SG&A in the third quarter was $50.9 million, a $2.0 million or 4% increase from the third quarter of last year, and a 1% increase sequentially.

Third quarter 2013 operating income from continuing operations of $0.5 million, before restructuring charges of $14.0 million, yielded an operating margin of 0.2%, compared to 2.0% in the prior-year third quarter, and 2.6% compared to the second quarter of 2013.

Net income from continuing operations, before restructuring charges and CFO transition costs, for the third quarter of 2013 was $1.4 million, or $0.02 per share. Including restructuring and CFO transition costs, net loss from continuing operations was $13.5 million in the quarter.  Last year’s third quarter net income from continuing operations was $195 thousand, or break-even on a per diluted share basis.  For the second quarter of 2013, net income from continuing operations, before restructuring charges, was $3.4 million, or $0.04 per diluted share.

Revenue in the International division was $110.9 million for the third quarter of 2013, which was up nearly 9% compared to the year-ago third quarter, and up 5% in constant currency. Compared to the second quarter of 2013, International revenue was down 3% in both USD and constant currency.  Operating margin of 4.1% was up 30 basis points compared to the third quarter of 2012 and down 120 basis points from the second quarter of 2013.

The North American division posted revenue of $104.9 million, down 4% from the year-ago third quarter and down 2% compared to the second quarter of 2013.  Operating margin of 8.1% improved 90 basis points from the year-ago third quarter and 10 basis points from the second quarter of 2013.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the third quarter of 2013 was $32.9 million. The outstanding balance on the credit facility was $17.6 million.

Cash flow used in operating activities (continuing operations) year-to-date through September 30 was $4 million, an improvement of $28 million versus the prior year.  Days Sales Outstanding (DSO) were 63 days. Capital expenditures totaled $4.1 million in the quarter.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber’s most recent SEC filings on forms 10-Q and 8-K.  These filings may be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.

The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 866-318-8611 (U.S.) or +1-617-399-5130 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 89918145.

A replay of the call and audiocast will be available one hour after the call ends through November 28, 2013.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 14204006.   The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: third quarter 2013 revenue change year-over-year adjusted for currency; third quarter 2013 year-to-date revenue change year-over-year adjusted for currency; third quarter 2013 sequential revenue change adjusted for currency; international third quarter 2013 revenue change year-over-year adjusted for currency; International third quarter 2013 year-to-date revenue change year-over-year adjusted for currency; International third quarter 2013 sequential revenue change adjusted for currency; third quarter 2013 SG&A expenses adjusted for CFO transition costs; third quarter 2013 operating income and operating margin adjusted for restructuring charges and CFO transition costs; second quarter 2013 operating margin adjusted for restructuring charges and CFO transition costs; third quarter 2012 operating margin adjusted for restructuring charges and CFO transition costs; third quarter 2013 net loss from continuing operations and net loss per share from continuing operations adjusted for restructuring charges and CFO transition costs; second quarter 2013 net income from continuing operations and net income per diluted share from continuing operations adjusted for restructuring charges and CFO transition costs; and third quarter 2012 net income from continuing operations and net income per diluted share from continuing operations adjusted for restructuring charges and CFO transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; a data security or privacy breach could adversely affect our business; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our Credit Agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility in the price of our stock; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our international operations are susceptible to different financial and operational risks than our domestic operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our presence in India may expose us to operational risks due to regulatory, economic, political, and other uncertainties; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; possible future consideration on the sale of certain contracts and assets associated with our information technology outsourcing practice may not be realized; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2012, Form 10-Q for the quarter ended June 30, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with some 6,700 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value.  Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:

Christian Mezger

Investor Relations

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-967-1304

bloeff@ciber.com

Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES
Consulting services	$202,780	$200,211	$620,606	$613,058
Other revenue	12,277	11,005	34,387	33,002
Total revenues	215,057	211,216	654,993	646,060

OPERATING EXPENSES
Cost of consulting services	153,597	151,671	469,611	459,983
Cost of other revenue	7,398	6,125	20,056	19,817
Selling, general and administrative	53,531	48,966	154,021	149,737
Amortization of intangible assets	—	157	—	482
Restructuring charges	14,000	—	14,953	—
Total operating expenses	228,526	206,919	658,641	630,019

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(13,469)	4,297	(3,648)	16,041

Interest income	208	109	700	495
Interest expense	(450)	(1,096)	(1,970)	(5,163)
Other expense, net	(264)	(614)	(89)	(549)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(13,975)	2,696	(5,007)	10,824
Income tax expense (benefit)	(462)	2,501	4,122	8,921

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(13,513)	195	(9,129)	1,903
Loss from discontinued operations, net of income tax	(952)	(9,510)	(5,489)	(9,890)

CONSOLIDATED NET LOSS	(14,465)	(9,315)	(14,618)	(7,987)
Net income attributable to noncontrolling interests	4	134	4	400

NET LOSS ATTRIBUTABLE TO CIBER, INC.	$(14,469)	$(9,449)	$(14,622)	$(8,387)

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$(0.18)	$—	$(0.12)	$0.02
Discontinued operations	(0.01)	(0.13)	(0.08)	(0.13)
Basic and diluted loss per share attributable to Ciber, Inc.:	$(0.19)	$(0.13)	$(0.20)	$(0.11)

Weighted average shares outstanding:
Basic	75,070	73,276	74,611	73,008
Diluted	75,070	73,647	74,611	73,498

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$32,890	$58,849
Accounts receivable, net of allowances of $1,567 and $1,752, respectively	194,660	200,257
Prepaid expenses and other current assets	23,324	24,054
Total current assets	250,874	283,160

Property and equipment, net of accumulated depreciation of $50,069 and $47,859, respectively	13,048	13,683
Goodwill	278,815	276,599
Other assets	6,679	7,029

TOTAL ASSETS	$549,416	$580,471

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$3,236	$6,337
Accounts payable	25,642	30,775
Accrued compensation and related liabilities	56,805	68,900
Deferred revenue	22,232	21,872
Income taxes payable	1,157	4,331
Other accrued expenses and liabilities	44,694	45,477
Total current liabilities	153,766	177,692

Long-term debt	14,385	19,790
Deferred income taxes	24,021	21,848
Other long-term liabilities	10,720	2,188
Total liabilities	202,892	221,518

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 75,457 and 74,487 shares issued, respectively	755	745
Treasury stock, at cost, 96 and 708 shares, respectively	(324)	(4,057)
Additional paid-in capital	340,267	337,639
Retained earnings	5,914	24,032
Accumulated other comprehensive income (loss)	(626)	208
Total Ciber, Inc. shareholders’ equity	345,986	358,567
Noncontrolling interests	538	386
Total equity	346,524	358,953

TOTAL LIABILITIES AND EQUITY	$549,416	$580,471

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(14,618)	$(7,987)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	5,489	9,890
Depreciation	4,396	5,739
Amortization of intangible assets	—	482
Deferred income tax expense	2,429	3,699
Provision for (recovery on) doubtful receivables	680	(192)
Share-based compensation expense	8,969	4,534
Amortization of debt costs	656	2,385
Other, net	340	630
Changes in operating assets and liabilities:
Accounts receivable	(392)	(30,186)
Other current and long-term assets	(694)	(3,773)
Accounts payable	(5,105)	(6,629)
Accrued compensation and related liabilities	(11,436)	(1,629)
Other current and long-term liabilities	8,527	(8,102)
Income taxes payable/refundable	(3,632)	(1,618)
Cash used in operating activities — continuing operations	(4,391)	(32,757)
Cash used in operating activities — discontinued operations	(2,865)	(2,361)
Cash used in operating activities	(7,256)	(35,118)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(4,079)	(2,574)
Cash used in investing activities — continuing operations	(4,079)	(2,574)
Cash provided by (used in) investing activities — discontinued operations	(313)	30,076
Cash provided by (used in) investing activities	(4,392)	27,502

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	234,022	269,633
Payments on long-term debt	(242,572)	(294,698)
Employee stock purchases and options exercised	1,949	1,157
Credit facility fees paid	—	(3,547)
Payment of initial fair value of acquisition-related contingent consideration	(3,428)	—
Other, net	(1,380)	—
Cash used in financing activities — continuing operations	(11,409)	(27,455)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,902)	2,532
Net decrease in cash and cash equivalents	(25,959)	(32,539)
Cash and cash equivalents, beginning of period	58,849	65,567
Cash and cash equivalents, end of period	$32,890	$33,028

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Revenues:
International	$110,879	$102,227	8%	$337,489	$321,740	5%
North America	104,865	109,346	(4)%	318,793	325,319	(2)%
Other	833	802	n/m	2,575	2,309	n/m
Total segment revenues	216,577	212,375	2%	658,857	649,368	1%
Inter-segment	(1,520)	(1,159)	n/m	(3,864)	(3,308)	n/m
Total revenues	$215,057	$211,216	2%	$654,993	$646,060	1%

Operating income (loss) from continuing operations:
International	$4,577	$3,890	18%	$15,528	$16,798	(8)%
North America	8,506	7,825	9%	25,104	22,443	12%
Other	44	196	n/m	162	326	n/m
Total segment operating income	13,127	11,911	10%	40,794	39,567	3%
Corporate expenses	(12,596)	(7,517)	(68)%	(29,489)	(22,482)	(31)%
Unallocated results of discontinued operations	—	60	n/m	—	(562)	n/m
Earnings before interest, taxes, amortization and restructuring charges	531	4,454	(88)%	11,305	16,523	(32)%
Amortization of intangible assets	—	(157)	100%	—	(482)	100%
Restructuring charges	(14,000)	—	n/m	(14,953)	—	n/m
Total operating income (loss) from continuing operations	$(13,469)	$4,297	(414)%	$(3,648)	$16,041	(123)%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
International	51%	48%	51%	50%
North America	48%	52%	49%	50%
Other	1%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	35%	33%	38%	43%
North America	65%	66%	62%	57%
Other	—%	1%	—%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating margin:
International	4%	4%	5%	5%
North America	8%	7%	8%	7%
Other	5%	24%	6%	14%
Total segment operating margin	6%	6%	6%	6%

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended September 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	0.3%	1.5%	1.8%

International	5.3%	3.2%	8.5%

	Sequential Three Months Ended September 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	(2.7)%	0.3%	(2.4)%

International	(3.2)%	0.5%	(2.7)%

	Nine Months Ended September 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	0.6%	0.8%	1.4%

International	3.3%	1.6%	4.9%

Adjusted Third Quarter Results

Three Months Ended September 30, 2013
In millions
GAAP SG&A expenses	$53.5
CFO transition costs	(2.6)
SG&A expenses excluding CFO transition costs	$50.9

	Three Months Ended
	September 30, 2013		June 30, 2013	September 30, 2012
	In millions	Margin	Margin	Margin
GAAP reported operating loss	$(13.5)	(6.3)%	2.3%	2.0%
Restructuring charges	14.0	6.5%	0.3%	—%
Operating income before restructuring charges	$0.5	0.2%	2.6%	2.0%
CFO transition costs	$2.6	1.2%	—%	—%
Operating income before restructuring charges and CFO transition costs	$3.1	1.5%	2.6%	2.0%

	Three Months Ended September 30, 2013		Three Months Ended June 30, 2013		Three Months Ended September 30, 2012
	In millions	Per Share	In millions	Per Diluted Share	In millions	Per Diluted Share
GAAP net income (loss) from continuing operations	$(13.5)	$(0.18)	$2.9	$0.04	$0.2	$—
Restructuring charges	14.0	0.19	0.6	—	—	—
Tax impact of restructuring charges	(1.7)	(0.02)	(0.1)	—	—	—
CFO transition costs	2.6	0.03	—	—	—	—
Net income from continuing operations before restructuring charges and CFO transition costs	$1.4	$0.02	$3.4	$0.04	$0.2	$—